Exhibit 99.1

Press Release

For Immediate Release

Contact:

Brent Smith

SVP, Corporate Development

(813)659-8626

Sunshine Bancorp, Inc. Reports Third Quarter and First Nine Months of 2015 Financial Results

Plant City, FL - October 28, 2015 –

Sunshine Bancorp, Inc. (the “Company”) (NASDAQ: SBCP), the holding company for Sunshine Bank (the “Bank”), has released its unaudited financial results for the third quarter and first nine months of 2015.

Net income available to common stockholders for the quarter ended September 30, 2015 was $35,000 compared to net income available to common stockholders of $39,000 for the quarter ended September 30, 2014. During the third quarter of 2015, the Company recognized $119,000 in merger related expenses, primarily residual Community Southern Bancorp, Inc. acquisition costs and to a lesser extent expenses related to the Bank’s announced and pending branch acquisition. Net income available to common stockholders, excluding merger related expenses, would have approximated $109,500, or $0.03 per share, for the third quarter of 2015.

Net loss available to common stockholders for the nine months ended September 30, 2015 was $469,000 compared to a net loss available to common stockholders of $247,000 for the nine months ended September 30, 2014. During the nine months ended September 30, 2015, the Company recognized $1.2 million in merger related expenses, predominantly related to the acquisition of Community Southern Bancorp, Inc. Net income available to common stockholders, excluding merger related expenses, would have approximated $184,000, or $0.04 per share, for the nine months ended September 30, 2015.

Total assets were $442.1 million at September 30, 2015 compared to $477.0 million at June 30, 2015 and $229.8 million at December 31, 2014. The reduction in total assets during the third quarter was a result of management’s decision to pre-pay higher cost borrowings acquired in the merger with Community Southern Holdings, Inc. The Bank continued to experience strong organic loan and deposit growth for the quarter and year to date. Organic loan growth for the third quarter and the nine months ended September 30, 2015 was $13.4 million, or 4.3%, and $40.4 million, or 36.6%, respectively. Additionally, organic deposit growth for the third quarter 2015 was $4.7 million, or 5.4% annualized. The Company continues to see a strong loan pipeline leading into the end of the year. The deposit and loan portfolios as of September 30, 2015 totaled $354.0 million and $320.4 million, respectively.

The Bank’s non-performing assets as of September 30, 2015 were $1.1 million compared to $2.8 million as of December 31, 2014. The Bank’s non-performing assets to total asset ratio as of September 30, 2015 was 0.24% compared to 1.20% as of December 31, 2014. In addition, the allowance for loan losses was 190.1% of non-performing loans at September 30, 2015.

Salaries and employee benefits expense year to date was $5.5 million compared to $2.6 million for the first nine months of 2014. The increased expense was mostly attributable to the addition of key bank employees needed to continue the Bank’s strategic shift to a growth oriented commercial bank and the increased number of employees resulting from the merger with Community Southern Holdings, Inc. Noninterest expense adjusted for merger related expenses for the third quarter 2015 totaled $4.0 million compared to adjusted expenses in the linked quarter of $2.7 million. The third quarter of 2015 was the first full quarter following the acquisition of Community Southern Holdings. In addition, during the third quarter, the Company experienced additional costs associated with building the infrastructure needed to execute on the Company’s three year strategic plan, including expenses related to the Bank’s proposed branch acquisition.

Andrew Samuel, President and CEO, commented, “We are excited to announce positive earnings for the third quarter. We continue to be focused on a smooth transition of the pending branch acquisition and executing our organic growth strategy. As we look at wrapping up 2015 we are focused on continued organic growth and finalizing the infrastructure building needed to position the organization for a smooth transition into 2016.”

Net interest income for the third quarter and first nine months of 2015 increased $2.3 million and $2.8 million, respectively, compared to prior year periods as a result of average balance sheet growth and the transitioning of interest-earning assets from lower yielding investments into higher yielding organic loan growth.

Stockholders’ equity decreased $401,000 to $61.2 million at September 30, 2015 compared to $61.6 million at December 31, 2014. Sunshine Bank exceeds the well-capitalized levels with a September 30, 2015 leverage ratio of 10.6% compared to 17.0% at December 31, 2014 and 19.0% at September 30, 2014.

The acquisition of Community Southern Holdings Inc. was completed on June 30, 2015. In addition, the Company’s pending branch purchase is anticipated to close in the fourth quarter of 2015, pending regulatory approval. The Bank’s application has been filed with the Office of the Comptroller of the Currency.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Sunshine Bancorp, Inc.

Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. The bank was first organized in 1954 in Plant City. In 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Operations are conducted from the main office in Plant City, Florida and 7 additional offices in Hillsborough, Polk, and Pasco County. The Company provides financial services to individuals, families, and business customers from eight branch locations and two loan production offices in Hillsborough, Pasco, Polk and Orange Counties, Florida. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit the Company website www.mysunshinebank.com.

Sunshine Bancorp, Inc.

Consolidated Balance Sheet

(Unaudited), (Dollars in thousands, except per share information)

	9/30/2015	12/31/2014
Assets:
Cash and due from banks	$7,664	$5,316
Interest-earning deposits with bank	6,002	688
Federal funds sold	8,355	14,475

Cash and cash equivalents	22,021	20,479

Time deposits with bank	4,655	5,880
Securities held to maturity	—	75,473
Securities available for sale	49,226	—
Loans held for sale	893	2,012
Loans, net of unearned income	322,303	110,392
Less: Allowance for loan losses	1,947	1,726

Loans, net	320,356	108,666

Accrued interest receivable	1,025	613
Other real estate owned	32	41
Federal Home Loan Bank stock	1,278	180
Premises and equipment	14,205	6,074
Cash surrender value of bank-owned life insurance	12,047	7,259
Other assets	16,347	3,143

Total Assets	$442,085	$229,820

Liabilities:
Non-Interest bearing accounts	$68,297	$34,774
NOW accounts	55,073	32,589
Money-Market deposit accounts	97,823	35,208
Savings accounts	32,062	25,100
Time deposits	100,724	36,253

Total Deposits	353,979	163,924
Other borrowed money	20,000	—
Other liabilities	6,881	4,270

Total Liabilities	380,860	168,194

Common stock, $.01 par value, 50,000,000 shares authorized, 4,232,000 share issued and outstanding at September 30, 2015 and December 31, 2014	42	42
Additional paid in capital	40,766	40,766
Retained income	23,622	24,091
Unearned Employee Stock Ownership Plan shares	(3,273)	(3,273)
Accumulated other comprehensive income	68	—

Total Stockholder’s equity	61,225	61,626

Total Liabilities and Stockholders’ Equity	$442,085	$229,820

Sunshine Bancorp, Inc.

Consolidated Statement of Operations

(Unaudited), (in thousands, except per share information)

	Three months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Interest income:
Loans	$3,909	$1,337	$6,962	$4,047
Securities	141	231	525	455
Other	33	33	105	97

Total interest income	4,083	1,601	7,592	4,599

Interest Expense:
Deposits	244	71	381	230
Borrowed funds	53	—	54	—

Total interest expense	297	71	435	230

Net interest income	3,786	1,530	7,157	4,369
Provision for loan losses	—	20	—	660

Net interest income after provision for loan losses	3,786	1,510	7,157	3,709

Noninterest income:
Fees and service charges on deposit accounts	252	162	532	496
Gain on sale of other real estate owned	—	—	20	27
Gain on sale of loans held for sale	—	—	16	—
Gain on sale of securities	—	—	195	—
Income from bank-owned life insurance	86	30	203	90
Other	87	56	192	152

Total noninterest income	425	248	1,158	765

Noninterest expenses:
Salaries and employee benefits	2,381	879	5,528	2,591
Occupancy and equipment	444	252	1,000	739
Data and item processing services	227	111	491	346
Professional fees	219	125	500	271
Advertising and promotion	55	7	131	39
Stationery and supplies	21	19	90	65
Deposit insurance and general insurance	92	72	187	196
Merger related	119	—	1,240	—
Other	583	255	1,246	710

Total noninterest expenses	4,141	1,720	10,413	4,957

(Loss) income before income taxes	70	38	(2,098)	(483)
Income tax (benefit) expense	21	(1)	(1,643)	(236)

Net (loss) income	$49	$39	$(455)	$(247)

Preferred Stock dividend requirement	(14)	—	(14)	—

Net income (loss) available to common stockholders	$35	$39	$(469)	$(247)

Basic and diluted loss per share	$0.01	N/A	$(0.12)	N/A

	Quarter Ended *
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
Operating Highlights
Net Income	$35	$(151)	$(353)	$(2,214)	$39
Net interest income	3,786	1,724	1,718	1,576	1,530
Provision for loan losses	—	—	—	1,840	20
Non-Interest Income	425	324	409	-4	248
Non-Interest Expense	4,141	3,526	2,746	3,300	1,720

Financial Condition Data:
Total Assets	$442,085	$476,989	$247,577	$229,820	$222,852
Loans, Net	320,356	307,002	118,675	108,666	110,936
Deposits:
Non-Interest Bearing Accounts	68,297	71,539	43,798	34,774	26,349
NOW accounts	55,073	54,987	33,531	32,589	29,357
Money-Market deposit accounts	97,823	82,225	41,236	35,208	35,701
Savings accounts	32,062	31,647	24,965	25,100	26,318
Time Deposits	100,724	108,899	35,997	36,253	37,964

Total Deposits	353,979	349,297	179,527	163,924	155,689

Selected Ratios
Net interest margin	3.72%	2.85%	3.24%	2.93%	2.98%
Annualized return on average assets	0.03%	-0.25%	-0.60%	-3.93%	0.07%
Annualized return on average equity	0.06%	-0.98%	-2.29%	-14.05%	0.30%

Capital Ratios **
Total Capital Ratio	14.31%	15.09%	31.29%	33.82%	38.52%
Tier 1 capital ratio	13.75%	14.51%	30.04%	32.57%	37.26%
Common equity tier 1 capital ratio	13.75%	14.51%	30.04%	N/A	N/A
Leverage ratio	10.59%	20.10%	16.62%	16.99%	19.00%

Asset Quality Ratios
Non-performing assets	$1,056	$1,666	$413	$2,762	$5,813
Non-performing assets to total assets	0.24%	0.35%	0.17%	1.20%	2.61%
Non-performing loans to total loans	0.32%	0.53%	0.31%	0.81%	4.17%
Allowance for loan losses(AFLL)	1,947	1,883	1,743	1,726	1,796
AFLL to total loans	0.60%	0.61%	1.45%	1.56%	1.59%
AFLL to non-performing loans	190.1%	115.2%	468.6%	193.5%	38.1%

*	Dollars in thousands
**	Capital Ratios for Sunshine Bank only

	Three months Ended September 30,	Nine Months Ended September 30,
	2015	2015
Reconciliation of Non-GAAP Net Income excluding Merger Related Expenses
Net interest income after provision for loan losses	$3,786	$7,157
Total noninterest income	425	1,158
Less: Total noninterest expenses	4,141	10,413

(Loss) income before income taxes	70	(2,098)
Less: Income tax (benefit) expense	21	(1,643)

Net (loss) income	49	(455)

Preferred Stock dividend requirement	(14)	(14)

Net income (loss) available to common stockholders	$35	$(469)

Basic and diluted loss per share	$0.01	$(0.11)

Total noninterest expenses	$4,141	$10,413
Less: Merger related expenses	119	1,240

Total noninterest expenses excluding Merger Related Expenses	4,022	9,173

(Loss) income before income taxes excluding Merger Related Expenses	189	(858)
Less: Income tax (benefit) expense excluding Merger Related Expenses	65	(1,056)

Net (loss) income excluding Merger Related Expenses	124	198

Preferred Stock dividend requirement	(14)	(14)

Net income (loss) available to common stockholders excluding Merger Related Expenses	$110	$184

Basic and diluted loss per share excluding Merger Related Expenses	$0.03	$0.04